Exhibit 5.1

April 16, 2018

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Ladies and Gentlemen:

We have acted as counsel to American Water Works Company, Inc., a Delaware corporation (the “Company”), in connection with the offering of 2,320,000 shares of common stock, $0.01 par value, of the Company (“Common Stock”).

We have participated in the preparation of or reviewed (1) the Registration Statement on Form S-3 (Registration No. 333-203949) (the “Registration Statement”), which Registration Statement was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated May 7, 2015 (the “Base Prospectus”), forming a part of the Registration Statement, as supplemented by a prospectus supplement dated April 11, 2018 (the “Prospectus Supplement”), both such prospectus and prospectus supplement filed pursuant to Rule 424(b) under the Securities Act; (3) the Underwriting Agreement, dated April 11, 2018 (the “Underwriting Agreement”), by and among the Company, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as the underwriters, J.P. Morgan Securities LLC and Wells Fargo Bank, National Association, as the forward sellers, and JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, as the forward purchasers (the “Forward Purchasers”); (4) the “Forward Sale Agreements” meaning (i) the forward sale agreement, dated April 11, 2018, by and among the Company, JPMorgan Chase Bank, National Association, and J.P. Morgan Securities LLC, as agent, and (ii) the forward sale agreement, dated April 11, 2018, by and between the Company and Wells Fargo Bank, National Association; (5) the restated certificate of incorporation of the Company; (6) the amended and restated bylaws of the Company; and (7) such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that any shares of Common Stock that may be issued and delivered to the Forward Purchasers by the Company pursuant to the Forward Sale Agreements, when issued and delivered by the Company against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	+1.215.309.6000
United States	+1.215.309.6001

American Water Works Company, Inc.

April 16, 2018

In rendering the foregoing opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We hereby consent to the reference to us under the heading “Legal Matters” in each of the Base Prospectus and the Prospectus Supplement, to the references to us in the Registration Statement, including under the heading “Legal Matters” in the Base Prospectus, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States insofar as they bear on matters covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP